Exhibit 2.2

Execution Copy

DATED	2007

(1) THE PERSON WHOSE NAME IS SET OUT IN PART 1 OF SCHEDULE 1

(as vendor)

- and -

(2) THE PERSON WHOSE NAMES IS SET OUT IN PART 2 OF SCHEDULE 1

(as purchaser)

- and -

(3) THE PERSONS WHOSE NAMES ARE SET OUT IN PART 3 OF SCHEDULE 1

(as warrantors)

AGREEMENT

relating to

the sale and purchase of the

whole of the issued share capital

of Leadway Holdings Group Limited

DIBB LUPTON ALSOP

(a global member of DLA Piper)

41/F, Bank of China Tower

1 Garden Road, Central

Hong Kong

Tel: 2103 0808

Fax: 2810 1345

Ref: MML.HW. 002262-001

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1

2.	SALE AND PURCHASE OF THE SALE SHARES	8

3.	CONDITIONS	8

4.	CONSIDERATION	8

5.	COMPLETION	16

6.	WARRANTORS’ WARRANTIES AND REPRESENTATIONS	17

7.	PURCHASER’S WARRANTIES AND REPRESENTATIONS	18

8.	INDEMNITY	18

9.	CLAIMS	19

10.	NON-COMPETITION COVENANT	20

11.	FURTHER ASSURANCE	21

12.	INFORMATION	21

13.	CONFIDENTIALITY	22

14.	COSTS AND STAMP DUTY	22

15.	SUCCESSORS AND ASSIGNMENT	22

16.	ENTIRE AGREEMENT	22

17.	TIME FOR PERFORMANCE	23

18.	VARIATIONS	23

19.	WAIVER	23

20.	AGREEMENT CONTINUES IN FORCE	24

21.	SEVERABILITY	24

22.	NOTICES	24

23.	PROCESS AGENT	25

24.	COUNTERPARTS	25

25.	GOVERNING LAW AND JURISDICTION	25

SCHEDULE 1		27

Part 1		27

Details of the Vendor and the Sale Shares	27

Part 2	27

Details of the Purchaser	27

Part 3	27

Details of the Warrantors	27

SCHEDULE 2	28

The Company	28

SCHEDULE 3	29

The Warranties	29

SCHEDULE 4	34

Conditions	34

SCHEDULE 5	36

Completion	36

SCHEDULE 6	38

Operation of the Company pending Completion	38

SCHEDULE 7	40

Trade Marks	40

THIS AGREEMENT is made on	2007

BETWEEN:

(1)	THE PERSON whose name and address is set out in Part 1 of Schedule 1 (“Vendor”);

(2)	THE PERSON whose name and address is set out in Part 2 of Schedule 1 (“Purchaser”); and

(3)	THE PERSONS whose names and addresses are set out in Part 3 of Schedule 1 (“Warrantors”).

BACKGROUND

A	Leadway Holdings Group Limited (“Company”) is a private company limited by shares incorporated in the British Virgin Islands (company number 1062495) whose registered office is at Pail Grove House, P.O.Box 438, Road Town, Tortola, British Virgin Islands, with an authorised capital of US$50,000 divided into 50,000 ordinary shares of US$1.00 each, of which 50,000 shares (“Sale Shares”) have been issued and are fully paid.

B	The Vendor is the legal and beneficial owner of the numbers of Sale Shares set opposite his name in column (2) of Part 1 of Schedule 1.

C	The Warrantors are directly or indirectly the beneficial owners of Tony Keith Beijing and Tony Keith Guangzhou (defined below).

D	On or prior to the date of this Agreement, the Warrantors and/or Tony Keith Beijing and Tony Keith Guangzhou are engaged in the business of providing executive and management search and recruitment services in the information technology and telecommunications sector using the Trade Marks (defined below) in the PRC (“Vendors’ Business”).

E	The Vendor has agreed to sell and the Purchaser has agreed to purchase the Sale Shares for the Consideration and upon the terms and conditions set out in this Agreement.

IT IS HEREBY AGREED:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement the following words and expressions shall (except where the context otherwise requires) have the following meanings:

“Accounts” means the consolidated audited accounts of the Purchaser comprising (inter alia) the audited balance sheet and the audited profit and loss account for the period ended on the relevant date, the notes and the cash flow statement relating thereto and the reports of the directors and auditors thereon prepared in accordance with US GAAP;

“Acquisition Documents” shall have the meaning ascribed to it in Clause 16.1;

“Asset SPA” means the sale and purchase agreement relating to the sale and purchase of the assets of the Vendors’ Business made between Tony Keith Beijing, Tony Keith Guangzhou, the Warrantors and Hudson Shanghai on or about the same date as the date of this Agreement and any other documents as contemplated thereunder;

“Bank Account of the Vendor” means the bank account of Raymond Wong details of which are specified below:

Account Name:	Raymond Wong

Bank:	The Hongkong and Shanghai Banking Corporation Limited

Account Number:	630-020287-833

Swift Code:	HSBCHKHHHKH

Bank Address:	1 Queen’s Road, Central, Hong Kong

“Business Day” means a day other than a Saturday or Sunday on which banks are open for commercial business in Hong Kong;

“China IT Team” means the business group (being part of Hudson HK and Hudson Shanghai), which focuses on the information technology and telecommunications sector in the PRC;.

“Companies Ordinance” means the Companies Ordinance (Chapter 32 of the Laws of Hong Kong);

“Company” shall have the meaning ascribed to it in Recital A and as further described in Schedule 2;

“Completion” means the performance of all the obligations of the parties to this Agreement set out in Clause 5;

“Completion Date” means the date falling on or prior to the fifth Business Day after the day on which the last of the Conditions to be satisfied shall have been fulfilled or waived, being not later than the date falling twelve (12) months after the date of signing of this Agreement, or such other date as shall be agreed in writing by the parties;

“Conditions” means the conditions contained or referred to in Schedule 4;

“Confidential Information” means information (however stored) relating to or connected with the business, customers or financial or other affairs of the Company, the Vendor, the Warrantors or the Purchaser (as the case may be) details of which are not in the public domain including, without limitation, information concerning or relating to:

(a)	any Intellectual Property of the Company;

(b)	any technical processes, future projects, business development or planning, commercial relationships and negotiations; and

(c)	the marketing of services including, without limitation, customer, client and supplier lists, price lists, sales targets, sales statistics, market share statistics, market research reports and surveys and advertising or other promotional materials and details of contractual arrangements and any other matters concerning the clients or customers of or other persons having dealings with the Company;

“Consideration” as defined in Clause 4;

“Deposit” means the sum of USD1,000,000 (US Dollars One Million) to be paid by the Purchaser to the Vendor pursuant to Clause 4.2.1 and held in accordance with the provisions of Clause 4.6;

“Dispose” means to offer, pledge, charge, sell, contract to sell, sell any option or contract to purchase, purchase any option, or contract to sell, grant or agree to grant any option, right or warrant to purchase or subscribe for, lend or otherwise transfer or dispose of, either directly or indirectly, conditionally or unconditionally; or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership; or enter into any transaction with the same economic effect as any transactions described above;

“Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, equity, right to acquire, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind or any other type of preferential arrangement (including, without limitation, a title transfer and retention arrangement) having similar effect;

“Escrow Account” means an interest bearing deposit account to be opened with Citibank N.A in the joint names of the Vendor’s Solicitors and the Purchaser’s Solicitors for the purpose of Clause 4.4;

“First Instalment” as defined in Clause 4.2.2;

“First Retention Amount” as defined in Clause 4.3.1.1;

“Fourth Instalment” as defined in Clause 4.2.5;

“HK$” means Hong Kong dollars, the lawful currency of Hong Kong;

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC;

“Hudson HK” means Hudson Global Resources (Hong Kong) Limited a corporation incorporated in Hong Kong, having its principal place of business at Unit 1501-7, 15/F, Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong;

“Hudson China IT Business” means that part of the business of Hudson HK and Hudson Shanghai attributable to the China IT Team;

“Hudson Shanghai” means Hudson Recruitment (Shanghai) Limited a corporation established in the PRC, having its principal business at Room 1104, 11/F, Central Plaza, No. 227 Huang Pi Bei Road, Shanghai China 200003;

“Indemnity Amount” means the maximum liability of the Vendor under this Agreement;

“Intellectual Property” includes patents, know-how, non-marketing trade secrets and other confidential information, copyrights, rights affording equivalent protection to copyright, trade marks, logos, domain names, business names, trade names including without limitation the Trade Marks, moral rights, and all registrations or applications to register any of the aforesaid items, rights in the nature of any of the aforesaid items in any country or jurisdiction, rights in the nature of unfair competition rights and rights to sue for passing-off;

“PRC” means the People’s Republic of China, and for the purpose of this Agreement, excludes Hong Kong, the Macau Special Administrative Region of the PRC and Taiwan;

“Purchaser’s Solicitors” means Dibb Lupton Alsop of 41/F, Bank of China Tower, 1 Garden Road, Central, Hong Kong;

“Relevant Authority” means any government, government agency, local authority or any other person or entity having regulatory authority under any applicable laws, rules or regulations and/or any court of law or tribunal and, in relation to private agreements, includes any person having powers under or in relation to that agreement;

“Retention Amounts” means the First Retention Amount referred to in Clause 4.3.1.1 and the Second Retention Amount referred to in Clause 4.3.1.2;

“Sale Shares” shall have the meaning ascribed to it in Recital A;

“Second Instalment” as defined in Clause 4.2.3;

“Second Retention Amount” as defined in Clause 4.3.1.2;

“Taxation” or “Tax” means and includes any liability to any form of taxation and duty, impost or tariff in each case in the nature of taxation and includes any interest, additional tax, penalties, costs, charges and expenses incidental or relating to the liability of taxation;

“Tax Authority” means any authority or body, whether of Hong Kong, PRC or elsewhere and whether national or otherwise, having the power or authority or other function in relation to Tax;

“Tony Keith Beijing” means Tong Zhi (Beijing) Consulting Services Ltd , a company incorporated in Beijing, PRC and having its principal place of business at Suite 609, Tower B, SOHO New Town, No. 88 Jianguo Road, Chaoyang District, Beijing, PRC;

“Tony Keith Guangzhou” means Guangzhou Dong Li Consulting Service Ltd , a company incorporated in Guangzhou, PRC and having its principal place of business at Room 1612, Yi An Plaza, No. 33 Jiansheliu Road, Guangzhou, PRC including Tony Keith Shanghai;

“Tony Keith Shanghai” means a branch of Tony Keith Guangzhou in Shanghai, as located at Room 1107, South Tower, Hong Kong Plaza, No. 283, Huaihaizhong Road, Luwan District, Shanghai, PRC;

“Trade Marks” means all trade marks (including the trade marks set out in Schedule 7), service marks and trade names (including registrations and applications for registration thereof) currently used by the Warrantors and/or their associated entities throughout the world which include “Tony Keith”, “Tony Keith Associates”, , or any derivatives of those names;

“Transaction” means the sale by the Vendor and the purchase by the Purchaser of the Sale Shares contemplated under this Agreement;

“Third Instalment” as defined in Clause 4.2.4;

“USD” or “US Dollars” means United States dollars, the lawful currency of United States of America;

“US GAAP” means generally accepted accounting principles and financial reporting and accounting standards in the United States of America, consistently applied;

“Vendor’s Solicitors” means Han Kun Law Offices of Suite 906, Office Tower CI, Oriental Plaza, 1 East Chang An Avenue, Beijing 100738;

“Warranties” means the warranties, representations and undertakings given by the Vendor and the Warrantors contained or referred to in Clauses 6, 8, 10 and Schedule 3; and

1.2	In this Agreement where the context admits:

1.2.1	words and phrases which are defined or referred to in or for the purposes of the Companies Ordinance have the same meanings in this Agreement (unless otherwise expressly defined in this Agreement);

1.2.2	the Interpretation and General Clauses Ordinance (Chapter 1 of the Laws of Hong Kong) shall apply to this Agreement in the same way as it applies to an enactment;

1.2.3	reference to a statutory provision includes reference to:

1.2.3.1	any order, regulation, statutory instrument or other subsidiary legislation at any time made under it for the time being in force (whenever made);

1.2.3.2	any modification, amendment, consolidation, re-enactment or replacement of it or provision of which it is a modification, amendment, consolidation, re-enactment or replacement except to the extent that any modification, amendment, consolidation, re-enactment or replacement made after the date of this Agreement would increase the liability of any of the parties hereto;

1.2.4	reference to a clause, schedule or paragraph is to a clause, schedule or a paragraph of a schedule of or to this Agreement respectively;

1.2.5	reference to the parties to this Agreement includes their respective successors, permitted assigns and personal representatives;

1.2.6	reference to any party to this Agreement comprising more than one person includes each person constituting that party;

1.2.7	reference to any gender includes the other genders;

1.2.8	reference to any professional firm or company includes any firm or company effectively succeeding to the whole, or substantially the whole, of its practice or business;

1.2.9	the index, headings and any descriptive notes are for ease of reference only and shall not affect the construction or interpretation of this Agreement;

1.2.10	this Agreement incorporates the schedules to it;

1.2.11	unless otherwise expressly provided, all covenants, warranties, representations, undertakings and indemnities given or made by the Vendor and the Warrantors in this Agreement are given or made by them jointly and severally.

2.	SALE AND PURCHASE OF THE SALE SHARES

2.1	Subject to the terms and conditions hereof, the Vendor shall sell with full title guarantee the number of Sale Shares set opposite his name in Column (2) of Schedule 1 and the Purchaser shall purchase the Sale Shares free from all Encumbrances and together with all rights of any nature which are now or which may at any time become attached to them or accrue in respect of them including all dividends and distributions declared paid or made in respect of them on or after the date of this Agreement.

2.2	The Vendor hereby waives any right of pre-emption or other restriction on transfer in respect of the Sale Shares or any of them conferred on him under the articles of association of the Company or otherwise and agrees to procure before Completion the irrevocable waiver of any such right or restriction conferred on any other person.

3.	CONDITIONS

3.1	The sale and purchase of the Sale Shares under this Agreement is in all respects conditional on the matters set out in Schedule 4.

3.2	The Vendor shall provide or procure to be provided to the Purchaser all information in their possession or under their control which is necessary for the purpose of satisfying any of the Conditions and the Vendor undertakes that the Purchaser, its directors and agents shall be given all reasonable access to the books, records and accounts of the Company for such purpose.

4.	CONSIDERATION

4.1	Consideration

4.1.1	On the terms and subject to the conditions set forth in this Agreement, the Purchaser agree to pay to the Vendor a sum not exceeding USD 12,500,000 (US Dollars Twelve Million Five Hundred Thousand) and in accordance with this Clause 4.

4.2	The Consideration shall be paid by way of the Deposit and up to four (4) instalments:

4.2.1	the Purchaser shall upon signing of this Agreement pay to the Vendor the Deposit in part payment of the Consideration pending Completion, subject to the provisions of Clause 4.6;

4.2.2	the first instalment (the “First Instalment”) of the Consideration shall be be an amount of USD 3,000,000 (US Dollars Three Million) of which USD 2,500,000 (US Dollars Two Million Five Hundred Thousand) shall be paid (or payable) to the Vendor on the Completion Date and the balance of USD 500,000 (US Dollars Five Hundred Thousand) shall be retained by the Purchaser in accordance with Clause 4.3;

4.2.3	the second instalment (the “Second Instalment”) of the Consideration shall be paid (or payable) to the Vendor on the date which is 90 days after the first anniversary of the Completion Date (but if not a Business day, then on the next following Business Day). The Second Instalment shall be the amount calculated as the lesser of:

4.2.3.1	USD 1,113,333; and

4.2.3.2	the amount calculated in accordance with the formula:

(P1 x 5.56) – I
3

WHERE

P1	=	EBIT for the period starting from the Completion Date and ending on the date being 12 months after the Completion Date.

I	=	USD 5 million (being the sum of the Deposit, the First Instalment plus USD 1 million).

4.2.4	The third instalment (the “Third Instalment”) of the Consideration shall be paid (or payable) to the Vendor on the date which is 90 days after the second anniversary of the Completion Date (but if not a Business Day, then on the next following Business Day). The Third Instalment shall be the amount calculated as the lesser of:

4.2.4.1	USD 1,669,334; and

4.2.4.2	the amount calculated in accordance with the formula:

WHERE:

P1	=	EBIT for the period starting from the Completion Date and ending on the date being 12 months after the Completion Date;

P2	=	EBIT for the period starting 12 months after the Completion Date and ending on the date being 24 months after the Completion Date.

I	=	USD 5 million (being the sum of the Deposit, the First Instalment plus USD 1 million).

A	=	(P1 x 5.56) – I
3

4.2.5	The fourth instalment (the “Fourth Instalment”) of the Consideration shall be paid (or payable) to the Vendor on the date which is 90 days after the third anniversary of the Completion Date. The Fourth Instalment shall be the amount calculated as the lesser of:

4.2.5.1	USD 5,717,333; and

4.2.5.2	the amount calculated in accordance with the formula:

WHERE:

P1	=	EBIT for the period starting from the Completion Date and ending on the date being 12 months after the Completion Date.

P2	=	EBIT for the period starting 12 months after the Completion Date and ending on the date being 24 months after the Completion Date.

P3	=	EBIT for the period starting 24 months after the Completion Date and ending on the date being 36 months after the Completion Date.

I	=	USD 5 million (being the sum of the Deposit, the First Instalment plus USD 1 million).

A	=	(P1 x 5.56) – I
3

4.2.6	The EBIT for each of the relevant periods shall be calculated as the consolidated pre-tax profits (or losses) of Hudson HK and Hudson Shanghai which are attributable to the China IT Team (reflected as a minus figure in the event of losses) as derived from the Accounts.

The following should not be taken into account in determining the EBIT for each of the relevant periods:

4.2.6.1	all interest expenses;

4.2.6.2	all operating expenses of Hudson HK and Hudson Shanghai which are not attributable to China IT Team;

4.2.6.3	any other corporate costs including salaries and related costs of corporate staff and overheads for corporate department;

4.2.6.4	any costs and expenses related to any overseas training programs;

4.2.6.5	any expenses incurred in connection with members of China IT Team attending overseas meetings otherwise than for the purpose of the business of the China IT Team; and

4.2.6.6	any gains or loss deriving or resulting from any activity which is not normally carried on by, and which is outside the normal course of business of, the Purchaser.

4.2.7	Each instalment of the Consideration shall be paid, in USD, in separate payments, by way of delivery of irrevocable instructions, on the date when the instalment is due for payment (but if not a Business Day, then on the next following Business Day) to the Purchaser’s bank(s) for wire transfer of the relevant amount(s) to the Bank Account of the Vendor for value within two (2) Business Days of such instructions.

4.3	Retention

4.3.1	The Purchaser shall retain the following amounts as security against any claim asserted by the Purchaser for breach of any of the Warranties and/or under Clause 8:

4.3.1.1	an amount equal to $500,000 from the First Instalment (the “ First Retention Amount”) The First Retention Amount (less the amount of any claim) together with interest accrued thereon shall be released to the Vendors on the date falling ninety 90 days following the third anniversary of Completion.

4.3.1.2	an amount equal to twenty per cent (20%) of the Fourth Instalment (the “Second Retention Amount”). The Second Retention Amount (less the amount of any claim) together with interest accrued thereon shall be released to the Vendor within a period of six (6) months from the Fourth Instalment payment date referred to in Clause 4.2.5.

4.3.2	The Purchaser shall place the Retention Amounts in the Escrow Account. .

4.4	Purchaser’s right of offset

4.4.1	In the event that the Purchaser shall become entitled to assert against the Vendor and/or the Warrantors any claim for breach of any of the Warranties or any claim under Clause 8 (“Relevant Claim”), the following provisions shall apply

4.4.1.1	the Purchaser shall give written notice to the Vendor and the Warrantors setting out in reasonable detail the amount of the Relevant Claim and the legal basis for such claim. The Vendor shall have a period of ten (10) Business Days from the date of the Purchaser’s notice to either accept the Relevant Claim or to reject the Relevant Claim, in each case by written notice to the Purchaser. If the Vendor accepts the Relevant Claim, the Purchaser shall be entitled to offset the amount of the Relevant Claim against the balance of any Retention Amounts and/or, any other amount payable by the Purchaser to the Vendor under this Agreement (as the Purchaser may choose). If the Vendor rejects the Relevant Claim, the Purchaser shall be entitled to withdraw the amount of the Relevant Claim from the Retention Amounts or to offset such amount from any other amount payable by the Purchaser to the Vendor under this Agreement (as the Purchaser may choose) and to pay such sum into the Escrow Account. No monies shall be withdrawn from the Escrow Account before the Relevant Claim is settled and each withdrawal will require a joint instruction signed by a signatory from the Vendor’s Solicitors and the Purchaser’s Solicitors. Each of the parties undertakes with the other to promptly instruct their respective solicitors to give effect to the operation of this clause 4.4.1.1;

4.4.1.2	as soon as reasonably practicable following settlement of any Relevant Claim to which clause 4.4.1.1 refers, the Vendor shall instruct the Vendor’s Solicitors and the Purchaser shall instruct the Purchaser’s Solicitors to instruct Citibank N.A to make the following payments out of the Escrow Account:

(a)	to the Purchaser, the amount of any Relevant Claim settled in favour of the Purchaser together with a proportion of the interest earned on the Escrow Account equal to the proportion that the sum paid to the Purchaser under this clause 4.4.1.2 (a) (excluding interest) bears to the total sum paid in to the Escrow Account in respect of the Relevant Claim;

(b)	to the credit of the Retention Amounts, the balance (if any) of the Escrow Account (including interest) in respect of any Relevant Claim which was placed in the Escrow Account from the Retention Amounts;

(c)	to the Vendor, the balance (if any) of the Escrow Account (including interest) in respect of a Relevant Claim which was placed in the Escrow Account from other amounts payable by the Purchaser to the Vendor under this Agreement.

4.4.2	Nothing in clause 4.4 shall prejudice or limit the right of the Purchaser to make any claim against the Vendors and/or the Warrantors either under this Agreement or under any of the documents executed pursuant to this Agreement.

4.4.3	For the purpose of this clause 4.4, a claim shall be treated as settled if:

4.4.3.1	the Vendor and the Purchaser shall so agree in writing such written agreement not to be unreasonably withheld or delayed following any oral agreement; or

4.4.3.2	a court of competent jurisdiction has awarded judgment in respect of the claim and no right of appeal lies in respect of such judgment or the parties are debarred by passage of time or otherwise from making an appeal.

4.5	Acceleration

4.5.1	In the event that Hudson Shanghai ceases its business or commences winding up, then, unless such cessation is attributable to any of the following factors:

4.5.1.1	change of the applicable laws and regulations becoming effective after the date of this Agreement; and

4.5.1.2	any breach of applicable laws or regulations, or any willful default of the terms of this Agreement and/or, the Asset SPA on the part of the Vendor and the registered owners of the Tony Keith Beijing and Tony Keith Guangzhou, for the purpose of determining the Second Instalment, the Third Instalment and/or the Fourth Instalment, there shall be deemed EBIT earned for each month during the period of such cessation or commencement of winding up to the third anniversary of the Completion Date, which shall be equal to the average of monthly EBIT for the period of twelve (12) months ending on such cessation or commencement of winding up.

4.6	Forfeiture/Return of Deposit

4.6.1	In the event that any of the Conditions is not satisfied within 12 months of the execution and delivery of this Agreement (or such further period as may be agreed between the Purchaser and the Vendor) (the “Waiting Period”), the Purchaser may at any time thereafter terminate this Agreement by giving notice of termination in writing to the Vendor to such effect, whereupon the Vendor shall return the Deposit to the Purchaser without interest, provided that the Deposit is returned within 7 Business Days of receipt by the Vendor of written notice of termination from the Purchaser or, if later, with interest at 2 % above the prime lending rate for US Dollars quoted by The Hongkong and Shanghai Banking Corporation Limited Head Office in Hong Kong from such date until payment in full.

4.6.2	In the event that the Purchaser, in breach of the terms and conditions of this Agreement, fail to complete the transactions contemplated in this Agreement prior to the expiry of the Waiting Period, then the Vendor may terminate this Agreement by giving notice of termination in writing to the Purchaser to such effect and in such event, the Vendor shall be entitled to forfeit the Deposit paid to the Vendor absolutely, as liquidated damages. The Vendor’s right to recover any loss and/or damages in connection with the Purchaser’s breach shall be limited to the amount of the Deposit and the Vendor shall not be entitled to any additional expenses or damages from the Purchaser.

4.6.3

In the event that the Purchaser fails to complete the transactions contemplated in this Agreement prior to the expiry of the Waiting Period, by reason of the failure of the Purchaser to obtain the licences required by the Purchaser to operate the Hudson China IT Business through a branch in Guangzhou or to waive the obtaining of such licences as a Condition to Completion, then the Vendor may terminate this Agreement by giving notice of termination in writing to the Purchaser to such effect and in such event, the Vendor shall be entitled to forfeit the Deposit paid to the Vendor absolutely, as liquidated damages. The Vendor’s right to recover any loss and/or damages in connection with the Purchaser’s breach shall be limited to the amount of the Deposit and the Vendor shall not be entitled to any additional expenses or damages from the Purchaser.

5.	COMPLETION

5.1	Completion shall take place at the offices of the Purchaser’s Solicitors, or at other place as the Purchaser and the Vendor may determine, on the Completion Date when each of the parties shall comply with the provisions of Schedule 5.

5.2	The Purchaser shall not be obliged to complete the purchase of the Sale Shares under this Agreement unless:

5.2.1	The Conditions set out in Schedule 4 are fulfilled or waived by the Purchaser; and

5.2.2	the Vendor comply fully with its obligations under Schedule 5.

5.3	The Vendor shall not be obliged to complete the sale of the Sale Shares under this Agreement unless the Purchaser has paid the Deposit and complied fully with its obligations under Schedule 5

5.4	If Completion does not take place on the Completion Date because the Vendor fails to comply with any of his obligations under Schedule 5 and/or one or more Conditions has not been fulfilled, the Purchaser may, by notice to the Vendor:

5.4.1	waive any of the Conditions and proceed to Completion to the extent reasonably practicable;

5.4.2	postpone Completion to a date not more than 10 Business Days after the satisfaction or waiver of all such Conditions; or

5.4.3	terminate this Agreement.

5.5	If the Purchaser postpones Completion to another date in accordance with Clause 5.4.2, the provisions of this Agreement apply as if that other date is the Completion Date.

5.6	If the Purchaser terminates this Agreement pursuant to Clause 5.4.3, each party’s further rights and obligations shall cease immediately on termination, but termination shall not affect a party’s accrued rights and obligations as at the date of termination.

5.7	If Completion does not take place on the Completion Date because the Purchaser fails to pay the Deposit on time or fails to comply with any of its obligations under Schedule 5, the Vendor may, by notice to the Purchaser, terminate this Agreement.

6.	WARRANTORS’ WARRANTIES AND REPRESENTATIONS

6.1	The Warrantors jointly and severally warrant and represent to the Purchaser that, at the date of this Agreement, each of the Warranties, is true, accurate and complete in all respects and not misleading and will be true and accurate in all respects and not misleading at all times hereafter up to and including the Completion Date and, for this purpose, an express or implied reference in a Warranty to the “date of this Agreement” is to be construed as a reference to the Completion Date.

6.2	The Warrantors acknowledge that the Purchaser is entering into this Agreement in reliance on each Warranty which has also been given as a representation and with the intention of inducing the Purchaser to enter into this Agreement and that the Purchaser have been induced to enter into this Agreement on the basis of and in full reliance upon them.

6.3	Each of the Warranties shall be construed as a separate and independent warranty and (except where this Agreement provides otherwise) shall not be limited or restricted by reference to or inference from any other term of this Agreement or any other Warranty.

6.4	The rights and remedies of the Purchaser in respect of any breach of any of the Warranties shall survive Completion until two (2) years after the Completion Date save for Warranties in respect of the indemnity in relation to Taxation pursuant to Clause 8.1.1 which shall survive Completion until five (5) years after the payment date for the Fourth Instalment.

6.5	Between the execution of this Agreement and Completion the Warrantors agree that they will:

6.5.1	procure that neither they nor the Company will allow or procure any act or omission which would constitute a breach of any of the Warranties;

6.5.2	procure that the Company complies with the provisions of Schedule 6; and

6.5.3	forthwith disclose in writing to the Purchaser any event or circumstance which may arise or become known to any of them which would be a breach of Clause 6.5.2 or which constitutes a breach of or is materially inconsistent with any of the Warranties or which might make any of them inaccurate or misleading or which has or is likely to have a materially adverse effect on the financial position or business prospects of the Company or which is otherwise material to be known by a purchaser for value of the Sale Shares.

6.6	The Purchaser shall be given all such facilities as it (or its authorised representatives) may reasonably require to enable the Purchaser to be satisfied with regard to the accuracy of the Warranties provided that the Warranties shall not be deemed in any way modified or discharged by reason of any investigation made or to be made by or on behalf of the Purchaser or by reason of any information relating to the Company of which the Purchaser has knowledge (actual, implied or constructive).

7.	PURCHASER’S WARRANTIES AND REPRESENTATIONS

7.1	The Purchaser have full power and authority and have taken all action necessary to execute and deliver and to exercise their rights and perform their obligations under this Agreement and each of the documents in the agreed form to be executed on or before Completion constitutes valid and binding obligations on each of the Purchaser in accordance with their terms.

8.	INDEMNITY

8.1

In consideration of the Purchaser entering into this Agreement, the Warrantors hereby jointly and severally undertake to the Purchaser that they will, on demand, indemnify and keep each of the Purchaser and/or the Company indemnified against and shall on demand reimburse the Purchaser and/or the Company for, any loss, liability or damage suffered or incurred by the Purchaser and/or the Company in connection with the operation by the Vendor of the Vendors’ Business prior to the

Completion Date, or the sale of the assets forming part of the Vendors’ Business pursuant to the Asset SPA including without limitation, the following:

8.1.1	any and all loss, liability or damage suffered or incurred by the Purchaser and/or the Company in respect of or in connection with Taxation which term shall include any claim by any Tax Authority in respect of Taxation arising in relation to the sale of the Sale Shares by the Vendor to the Purchaser pursuant to this Agreement;

8.1.2	any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

8.2	For the purpose of this indemnity, the Warrantors hereby agree that any of the liabilities set out in this Clause 8.1 incurred or suffered by the Purchaser or the Company shall be deemed to be loss or damage suffered by any and each of them, and recoverable against the Warrantors under this indemnity.

8.3	Each of the indemnities in this Agreement, including the indemnities in Clause 8.1 constitutes a separate and independent obligation from the other obligations in this Agreement, shall give rise to a separate and independent cause of action, shall apply notwithstanding any contrary provisions in this Agreement and irrespective of any indulgence granted by the Purchaser, and shall continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any sum due under this Agreement or any other judgment or order.

8.4	The Indemnity Amount shall not be more than USD4,000,000 (US Dollars Four Million).

9.	CLAIMS

9.1	In the event of a claim in respect of any Warranties or any other matter under this Agreement, the Purchaser shall give to the Warrantors written notice of such claim as soon as reasonably practicable but not more than ten (10) Business days after the receipt of such claim, specifying in reasonable details the breach to which the claim relates and (if capable of being quantified at that time) the amount claimed.

9.2	No claim under Clauses 8, 9 and 10 shall be made if a claim in respect thereof has been made and settled in full under another provision of this Agreement or under the Asset SPA.

10.	NON-COMPETITION COVENANT

10.1	Each of the Warrantors shall, and shall procure that Tony Keith Beijing and Tony Keith Guangzhou will, undertake to the Purchaser and/or the Company (as the case may be) a non-competition covenant which includes (with limitations), the following:

10.1.1	each of the Warrantors and Tony Keith Beijing and Tony Keith Guangzhou undertakes to the Purchaser and/or the Company that during the Restriction Period applicable to each of them, none of the Warrantors, Tony Keith Beijing and Tony Keith Guangzhou and their respective controlled parties will, whether directly or indirectly and either alone or in conjunction with, or on behalf of, any other person and whether as principal, shareholder, director, employee, agent, consultant, partner or otherwise:

10.1.1.1	be concerned with, engaged or interested in any business in any manner which is in direct competition with the current business carried on by the Purchaser and/or its associated entities and the business carried on by the China IT Team in Hong Kong and the PRC (“Territory”), at any time during the Restriction Period;

10.1.1.2	canvass, solicit or approach or cause to be canvassed, solicited or approached in any manner, any person in the Territory who is or has been during the Restriction Period a client of the Company and/or the Purchaser;

10.1.1.3	solicit or entice away, or endeavor to solicit or entice away, any person who is or has been during the Restriction Period an employee, office manager, consultant, sub-contractor or agent of the Company and/or the Purchaser; and

10.1.1.4	do or say anything which is intended to damage the goodwill or reputation of the Company and/or the Purchaser or intended to lead any person to cease to do business with the Company and/or the Purchaser on substantially equivalent terms to those previously offered or not to engage in business with the Company and/or the Purchaser.

10.2	For the purposes of this Clause 10, “Restriction Period” means:

10.2.1	in relation to each of the Warrantors, the period from Completion until the later of the date (i) 3 years from the date of Completion; or (ii) 6 months from the last day of the Relevant Period (as defined in clause 10.3 below), and

10.2.2	in relation to each of Tony Keith Beijing and Tony Keith Guangzhou, the period from the Completion Date until the date upon which each of them shall cease to carry on their respective business and be dissolved.

10.3	For the purposes of this Clause 10, “Relevant Period” means the period during which any of the Warrantors act as a director or employee of the Purchaser or any of their associated companies.

11.	FURTHER ASSURANCE

11.1	On and after Completion, the Vendor and or the Warrantors shall, at the request of the Purchaser, do and execute or procure to be done and executed all such acts, deeds, documents and things as may be necessary to give effect to this Agreement and or the Asset SPA .

11.2	On and after Completion, the Purchaser shall pay the Consideration on schedule in accordance with Clause 4.2 of this Agreement, and shall release the Retention Amounts , together with interest, in accordance with Clause 4.3

12.	INFORMATION

12.1	The Warrantors shall provide or procure to be promptly provided to the Purchaser, its agents and professional advisers on request all such information in their possession or under their control as the Purchaser shall from time to time reasonably require (both before and after the Completion Date) relating to the business and affairs of the Company and, in any case, where such information is not the exclusive property of the Company, will make reasonable efforts to give or procure to be given to the Purchaser, its directors, agents and professional advisers access to such information and will permit the Purchaser to take copies of the same.

13.	CONFIDENTIALITY

13.1	Each party undertakes to and covenants with the other that (except with the consent in writing of the other or as required by law) it will not at any time prior to Completion, or, if Completion shall not take place, at any time after the signing of this Agreement disclose or divulge to any person (other than to its officers, employees or professional advisors for the purposes of carrying out this Agreement) or use (other than for the purposes of carrying out this Agreement) any Confidential Information which may be within or have come to its knowledge and shall use all reasonable endeavours to prevent such publication, disclosure or misuse of any Confidential Information.

13.2	Within thirty days from the date of termination of this Agreement, each party shall return or destroy all copies of Confidential Information, except for one copy of which may be retained by its solicitors for archival purposes.

14.	COSTS AND STAMP DUTY

14.1	Each of the parties shall bear and pay its own legal, accountancy and other fees and expenses incurred in and incidental to the preparation and implementation of this Agreement and of all other documents in the agreed form.

14.2	All stamp duty payable in respect of the sale and purchase of the Sale Shares shall be borne by the Vendor on the one part and the Purchaser on the other part in equal shares.

15.	SUCCESSORS AND ASSIGNMENT

15.1	This Agreement shall be binding on and inure for the benefit of each party’s successors and personal representatives but shall not be assignable.

15.2	Except as otherwise expressly provided, all rights and benefits under this Agreement are personal to the parties and may not be assigned at law or in equity without the prior written consent of each other party.

16.	ENTIRE AGREEMENT

16.1	This Agreement (including the schedules to it) and any documents in the agreed form (“Acquisition Documents”) constitute the entire agreement between the parties with respect to the subject matter of this Agreement.

16.2	Except for any misrepresentation or breach of warranty which constitutes fraud:

16.2.1	the Acquisition Documents supersede and extinguish all previous agreements between the parties relating to the subject matter thereof and any representations and warranties previously given or made other than those contained in the Acquisition Documents;

16.2.2	each party acknowledges to the other (and shall execute the Acquisition Documents in reliance on such acknowledgement) that it has not been induced to enter into any such documents by nor relied on any representation or warranty other than the representations and/or warranties contained in such documents; and

16.2.3	each party hereby irrevocably and unconditionally waives any right it may have to claim damages or to rescind this Agreement or any of the other Acquisition Documents by reason of any misrepresentation and/or warranty not set forth in any such document.

17.	TIME FOR PERFORMANCE

17.1	Time shall not be of the essence of this Agreement but following failure by any party to comply with any provision of this Agreement may be made of the essence by any other party giving to the party in default two Business Days’ notice to that effect.

18.	VARIATIONS

18.1	No variation of this Agreement or any of the documents in the agreed form shall be valid unless it is in writing and signed by or on behalf of each of the parties to this Agreement.

19.	WAIVER

19.1	No waiver by the Purchaser , the Vendor or the Company of any breach or non-fulfilment of any provisions of this Agreement shall be deemed to be a waiver of any subsequent or other breach of that or any other provision and no failure to exercise or delay in exercising any right or remedy under this Agreement shall constitute a waiver thereof. No single or partial exercise of any right or remedy under this Agreement shall preclude or restrict the further exercise of any such right or remedy. The rights and remedies of the parties provided in this Agreement are cumulative and not exclusive of any rights and remedies provided by law.

20.	AGREEMENT CONTINUES IN FORCE

20.1	This Agreement shall remain in full force and effect so far as concerns any matter remaining to be performed at Completion even though Completion shall have taken place.

21.	SEVERABILITY

21.1	The invalidity, illegality or unenforceability of any provisions of this Agreement shall not affect the continuation in force of the remainder of this Agreement.

22.	NOTICES

22.1	Service

Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing, addressed to the recipient party at the address indicated below, and personally delivered, deposited in the postal system, first-class mail, certified, return-receipt requested or deposited for delivery with a nationally recognized overnight courier service. Notices shall be deemed given on the date of actual delivery when personally delivered, as evidenced by a written acknowledgment of receipt; on the date of delivery set forth on the return receipt card, if sent by the postal system; or two (2) Business Days after deposit with a nationally recognized overnight courier service. Any party may change its address for notices by giving a notice of such change in any of the manners set forth above at least ten (10) Business Days prior to the effective date thereof.

22.2	Addresses

Notices to the Vendor and Warrantors shall be addressed to:

Attention:	Ms Sabrina Lee

Address:	3D, Block 5, Dynasty Heights’ Tropicana, Kowloon, Hong Kong

Fax Number:	+852-27762886

Notices to the Purchaser shall be addressed to:

Attention:	Mr Albert Kwong

Address:	1501-7 Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong

Fax Number:	+852-2838-8924

23.	PROCESS AGENT

23.1	Each of the Warrantors irrevocably appoints Sabrina Lee of 3D, Block 5, Dynasty Heights’ Tropicana, Kowloon, Hong Kong as his agent to receive on his behalf in Hong Kong service of any proceedings arising out of or in connection with this Agreement. Such service shall be deemed completed on delivery to such agent (whether or not it is forwarded to and received by the Warrantors). If for any reason such agent ceases to be able to act as agent or no longer has an address in Hong Kong, the Warrantors shall forthwith appoint a substitute acceptable to Purchaser and deliver to the Purchaser the new agent’s name, address and fax number.

24.	COUNTERPARTS

24.1	This agreement may be executed in any number of counterparts each of which when executed by one or more of the parties hereto shall constitute an original but all of which shall constitute one and the same instrument.

25.	GOVERNING LAW AND JURISDICTION

25.1	This Agreement and all amendments hereto shall be governed by and construed in accordance with the laws of Hong Kong.

25.2	The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between officers of each company. If the dispute has not been resolved by negotiation within thirty 30 days after the date of such notice of dispute, then either party may submit the dispute to Hong Kong International Arbitration Centre (“HKIAC”) in Hong Kong for arbitration. Any arbitration administered by HKIAC shall be settled in accordance with the UNICITRAL Arbitration Rules as at present in force and administered in accordance with HKIAC procedures for arbitration in force as at the date of this Agreement. The arbitration shall be final and binding on the parties and the parties agree to be bound thereby and to act accordingly.

25.3	Unless the parties expressly agree otherwise, each party shall bear its own costs, legal and expert fees incurred in the arbitration. The cost and fees of the said arbitration commission shall be decided by the arbitrators.

IN WITNESS of which the parties or their duly authorised representatives have executed this Agreement as an agreement.

SCHEDULE 1

Part 1

Details of the Vendor and the Sale Shares

(1) Name and address	(2) Sale Shares

Raymond Wong of Room 609, Tower B, Soho Xian Dai Cheng, No 88, Jian Guo Road, Chao Yang District, Beijing, China	50,000 shares of USD1.00 each

Total:	50,000 shares

Part 2

Details of the Purchaser

Name and address

Hudson Highland Group, Inc, a corporation established in Delaware, United States of America, having its principal place of business at 560 Lexington Avenue, 4th & 5th Floors, New York, NY 10022

Part 3

Details of the Warrantors

Name and address

Raymond Wong of Room 609, Tower B, Soho Xian Dai Cheng, No 88, Jian Guo Road, Chao Yang District, Beijing, China

Jiageng Yang of Room 609, Tower B, Soho Xian Dai Cheng, No 88, Jian Guo Road, Chao Yang District, Beijing, China

Ming Xin Chen of Room 1612, Yian Plaza, 33 Jiansheliu Road, Guangzhou, China

SCHEDULE 2

The Company

Name of Company	:	Leadway Holdings Group Limited

Business name	:	Leadway Holdings Group Limited

Company number	:	1062495

Date of Incorporation	:	10 November 2006

Place of Incorporation	:	British Virgin Islands

Registered Office	:	Pail Grove House, P.O.Box 438, Road Town, Tortola, British Virgin Islands

Principal business	:	Pail Grove House, P.O.Box 438, Road Town, Tortola, British Virgin Islands

Directors	:	Raymond Wong

Company secretary	:	Not Applicable

Authorised share capital	:	50,000 shares

Issued share capital	:	50,000 shares of USD 1.00 each

Auditors	:	No auditors appointed yet

Financial year end	:	31 December 2007

SCHEDULE 3

The Warranties

The Vendor and the Warrantors represent and warrant to the Purchaser as follows:

1.	CAPACITY AND OWNERSHIP OF THE SALE SHARES

1.1	The Warrantors and the Vendor have full power and authority and have taken all action necessary to execute and deliver and to exercise their rights and perform their obligations under this Agreement and each of the documents in the agreed form to be executed on or before Completion which constitute valid and binding obligations on each of the Warrantors and the Vendor in accordance with their terms.

1.2	The Sale Shares constitute the whole of the allotted and issued share capital of the Company and have been properly allotted and issued.

1.3	There is no Encumbrance on, over or affecting the Sale Shares or any of them or any unissued shares in the capital of the Company and there is no agreement or commitment to give or create any Encumbrance or negotiations which may lead to such an agreement or commitment and no claim has been made by any person to be entitled to an Encumbrance in relation thereto.

1.4	The Vendor is entitled to sell and transfer the full legal and beneficial ownership in the Sale Shares to the Purchaser and such sale will not result in any breach of or default under any agreement or other obligation binding upon the Vendor or any of its property.

1.5	Other than this Agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to any person of the right (whether conditional or not) to require the allotment, issue, transfer, redemption or repayment of, any shares in the capital of the Company (including, without limitation, an option or right of pre-emption or conversion).

1.6	There is no litigation, arbitration, prosecution, administrative or other legal proceedings or dispute in existence or threatened against the Vendor in respect of the Sale Shares or the Vendor’s entitlement to dispose of the Sale Shares and there are no facts known to the Vendor which might give rise to any such proceedings or any such dispute.

1.7	The Company has not exercised nor purported to exercise or claim any lien over the Sale Shares and no call on the Sale Shares is outstanding and all the Sale Shares are fully paid up.

2.	LICENCES AND CONSENTS

The Company has obtained all licences, permissions, authorisations and consents required to own and operate its assets and for the proper carrying on of its activities in the places and in the manner in which its business is now carried on. All such licences, permissions, authorisations and consents are in full force and effect, the Company is not in breach of any of the terms and conditions attached thereto and there are no circumstances which indicate that any of such licences, permissions, authorisations or consents may be revoked or not renewed in the ordinary course of events nor are there any circumstances which indicate that equivalent licences, permissions, authorisations or consents on no less favourable terms would not be granted to the Company following the acquisition of the Sale Shares by the Purchaser.

3.	ASSETS

The sole assets and property of the Company are the Trade Marks.

4.	NO LIABILITIES

The Company has no liabilities save for its share capital.

5.	RECORD

All the accounts, books, registers, ledgers and financial and other material records of whatsoever kind of the Company are up to date, in its possession or under its control and have been fully properly and accurately kept and compiled. There are no material inaccuracies or discrepancies of any kind contained or reflected therein and they give and reflect a true and fair view of the financial, contractual and trading position of the Company and of its assets and liabilities (actual and contingent), debtors and creditors.

6.	CONFIDENTIAL INFORMATION

6.1	The Company does not use any processes and is not engaged in any activities which involve the misuse of any confidential information belonging to any third party.

7.	INTELLECTUAL PROPERTY

7.1	The Company is not engaged in any activities which, and none of the Company’s activities, processes or products, infringe any Intellectual Property or other rights belonging to or vested in any third party.

7.2	There are no outstanding claims against the Company for infringement of any Intellectual Property used (or which has been used) by it and no such claims have been settled by the giving of any undertakings which remain in force.

7.3	No claims or applications have been made against, no notifications (including “non-threatening letters”) have been received by, and no circumstances are known to, the Warrantors in respect of the business of the Company which (notwithstanding any view taken by the Warrantors as to the merits of such claim application, notification or circumstances) if pursued, granted or acted on would affect the accuracy of the Warranties set out in this paragraph 7.

8.	NO EMPLOYEES

8.1	The Company has no employees.

9.	NO CONTRACTS

9.1	The Company has not entered into any agreement or contract with any person.

10.	NO TRADING

10.1	The Company has not engaged in any trading activities.

11.	LITIGATION, OFFENCES AND COMPLIANCE WITH STATUTES

11.1

Neither the Company nor any person for whose acts or defaults the Company may be vicariously liable is claimant, defendant or otherwise a party to any litigation, arbitration or administrative proceedings which are in progress or are threatened or pending by or against or concerning the Company or any of its assets. The Company is not being prosecuted for any criminal offence and no governmental or official investigation or inquiry concerning the business or officers of the Company or any of its assets is in progress or pending and there are no circumstances which are likely to give rise to any such proceedings, investigation or inquiry.

11.2	Neither the Company nor any of its officers, agents or employees (during the course of their duties in relation to the business of the Company) has committed or omitted to do any act or thing the commission or omission of which is or could be in contravention of any statutory obligations or any applicable laws.

11.3	The Company has no liability for any statutory or governmental levy or charge.

12.	ADMINISTRATION

12.1	The Company has duly filed every document required by all applicable laws, rules and regulations.

12.2	The copy of the memorandum and articles of association of the Company made available prior to the date of this Agreement is accurate and complete in all respects, includes copies of all resolutions and documents required to be incorporated therein and fully sets out all rights attaching to each class of the share capital of the Company and the register of members and other statutory books of the Company have been properly kept and contain a true, accurate and complete record of all the matters which should be dealt with therein and no notice or allegation that any of the same is incorrect or should be rectified has been received.

12.3	The Company was incorporated in accordance with its memorandum and articles of association and is validly existing and is entitled to carry on the business now carried on by it.

12.4	All legal requirements in connection with the formation and conduct of the Company have been observed.

13.	INSOLVENCY

13.1	No resolution has been passed nor meeting called to consider such resolution, no petition has been presented and no order has been made for the winding up of or for the appointment of a provisional liquidator to the Company.

13.2	No liquidator, administrator, receiver, receiver and manager, administrative receiver or similar officer has been appointed in relation to the Company or in relation to the whole or any part of its assets, rights or revenues.

13.3	In relation to the Company:

13.3.1	no voluntary winding-up arrangement has been proposed or implemented under the Companies Ordinance;

13.3.2	no scheme of arrangement has been proposed or implemented under the Companies Ordinance;

13.3.3	no scheme for the benefit of creditors has been proposed or implemented, whether or not under the protection of the court and whether or not involving a reorganisation or rescheduling of debt; and

13.3.4	no proceedings have been commenced under any law, regulation or procedure relating to the reconstruction or adjustment of debts.

13.4	The Company has not stopped or suspended payment of its debts, and the Company is not unable or capable of being deemed unable to pay its debts.

13.5	No distress, execution or other process has been levied on an asset of the Company or the Vendor and no unsatisfied judgment, order or award is outstanding against the Company or the Vendor.

13.6	No action has been or is being taken by the Registrar of Companies to strike the Company off the register under the Companies Ordinance.

13.7	The Vendor has not been made bankrupt, and no petition has been presented to make the Vendor bankrupt.

13.8	No events similar or analogous to paragraph 13.1 to 13.7 above has occurred or is likely to occur outside Hong Kong.

SCHEDULE 4

Conditions

Part 1

Conditions to the Purchaser’s Obligations

1.	The Purchaser being satisfied in all respects with the results of its business, financial and legal due diligence review of the Company.

2.	All necessary consents and approvals as may be required on the part of the Vendor and the Purchaser in respect of the Transactions having been obtained.

3.	The Warranties remaining true, correct and accurate.

4.	The Vendor having provided written confirmation from Tony Keith Beijing, Tony Keith Guangzhou and Tony Keith Shanghai, in a form acceptable to the Purchaser, that they have used the Trade Marks pursuant to a licence from Tony Keith Associates Limited, a company incorporated in Nuie, the beneficial owners of the entire issued share capital of which are the Vendor and Jia Geng Yang (the “Nuie Company”), and following the incorporation of the Company the Niue Company shall transfer the intellectual property rights in the Trade Marks to the Company.

5.	Completion of the transactions contemplated under the Asset SPA having taken place.

6.	All consents, approvals, orders, permissions or authorizations of, notices to, or registrations, declarations or filings with, any governmental or regulatory authority or entity, domestic or foreign, required on the part of the Purchaser (including without limitation, all business licences and approvals required by the Purchaser for the operation of the Hudson China IT Business and the registration of branches in Guangzhou, Beijing and Shanghai by Hudson Shanghai) in connection with the execution and delivery of this Agreement or the consummation of the Transaction, and any conditions or requirements therein, have been duly complied with.

Part 2

Conditions to the Vendor’s and Warrantors’ Obligations

1.	The Purchaser having paid the deposit in full to the Vendor upon signing of this Agreement

2.	Purchaser Warranties and Representations in Clause 7 of this Agreement remaining true, correct and accurate.

SCHEDULE 5

Completion

Vendor’s Obligations

1.	The Vendor shall produce a certificate, dated as at Completion Date and evidence of signed agreements certifying that the conditions specified in paragraph 2 to paragraph 5 of the Conditions set out in Schedule 4 have been fulfilled in their entirety

2.	The Vendor shall deliver or procure to be delivered to the Purchaser :

2.1.	instrument of transfer in respect of the Sale Shares duly executed by the Vendor and shall procure the due stamping of the same;

2.2.	the relevant share certificates (or an express indemnity, in a form satisfactory to the Purchaser in the event of any found to be missing) in respect of the Sale Shares.

2.3.	a copy of the board resolutions and shareholders’ resolutions of the Company approving this Agreement and the transactions contemplated hereunder;

2.4.	letters of resignation of Raymond Wong as the sole director of the Company together with a confirmation under seal that he has no claims whatsoever against the Company in form and substance satisfactory to the Purchaser.

2.5.	deliver to the Purchaser a copy of the board resolutions of the Company approving the following appointments:

2.5.1.	the appointment of Gary Williams Lazzarotto as sole director of the Company;

2.5.2.	the resignation of Raymond Wong as the sole director of the Company;

2.6.	all certificates of incorporation and certificates of incorporation on change of name for the Company;

2.7.	the common seal and statutory books (including minute books) and books of account of the Company made up to the Completion Date;

2.8.	copies of all bank mandates (if any) given by the Company and forms of cancellation of such bank mandates duly executed;

2.9.	a legal opinion in relation to the Company issued by the Company’s and/or the Vendor’s British Virgin Islands counsel and addressed to the Purchaser and dated as of the Completion Date or a certificate of good standing issued by the Registrar of Companies of the British Virgin Islands dated as of the Completion Date, in the form satisfactory to the Purchaser ;

2.10.	the documents of title relating to the Intellectual Property belonging to the Company (if any);

2.11.	such waivers, consents or other documents as the Purchaser may require to enable the full beneficial ownership of the Sale Shares to vest in the Purchaser; and

2.12.	such other documents and things as the Purchaser may properly and reasonably request to implement the Transaction.

Purchaser’s Obligations

The Purchaser shall:

1.	pay the First Instalment to the Vendor at Completion on the Completion Date; and

2.	deliver to the Vendor certified copies of board resolution and, if necessary, the shareholders resolution of each Purchaser approving the consummation of the Transaction;

SCHEDULE 6

OPERATION OF THE COMPANY PENDING COMPLETION

Each of the Warrantors covenants with the Purchaser that, in the period from the date of this Agreement to Completion, it shall and will procure that the Company shall (unless the Purchaser otherwise agrees in writing or pursuant to the terms of this Agreement):

1.	not dispose of or agree to dispose of or acquire or agree to acquire any assets or stock or assume or incur or agree to assume or incur a liability, obligation or expense (actual or contingent);

2.	not merge or amalgamate or agree to merge or amalgamate its business with any other company;

3.	not enter into any scheme or arrangement with creditors;

4.	not enter into any contract, transaction or arrangement with any of the Warrantors;

5.	not pass any shareholders’ resolution save to give effect to the transactions contemplated under this Agreement;

6.	not create, allot, issue, acquire, redeem or repay any share or loan capital or agree, arrange or undertake to do any of those things or acquire or agree to acquire shares or any other interest in any other company;

7.	not create or agree to create any Encumbrance over any of its assets or make any loans or enter into any guarantee or stand surety for the obligations of any third party;

8.	not grant any credit;

9.	not declare, make or pay any dividend or other distribution;

10.	not change its accounting reference date;

11.	not enter into any litigation or arbitration proceedings;

12.	not compromise, settle, release, discharge or compound litigation or arbitration proceedings or a liability, claim, action, demand or dispute, or waive a right in relation to litigation or arbitration proceedings;

13.	conduct its business in all material respects in accordance with all applicable legal and administrative requirements in any jurisdiction; and

14.	co-operate with the Purchaser to ensure the efficient continuation of management of the Company pending Completion.

SCHEDULE 7

Trade Marks

Trade Mark and logo of “Tony Keith” , “ ” and “ ” owned by Leadway Holdings Group Limited.

THE VENDOR/WARRANTORS

Signed by Raymond Wong in his capacity as vendor and warrantor in the presence of:	) ) ) )	Signature	/s/ RAYMOND WONG

Witness signature

Witness name
(block capitals)
Date: May 1, 2007

Signed by Jia Geng Yang in the presence of:	) ) ) )	Signature	/s/ JIA GENG YANG

Witness signature

Witness name
(block capitals)
Date: May 1, 2007

Signed by Ming Xin Chen in the presence of:	) ) ) )	Signature	/s/ MING XIN CHEN

Witness signature

Witness name
(block capitals)
Date: May 1, 2007

THE PURCHASER

Signed by Latham Williams for and on behalf of Hudson Highland Group, Inc,	) )	Signature	/s/ LATHAM WILLIAMS

Date: May 2, 2007